      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1999


                                                      REGISTRATION NO. 333-79671

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--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                BIO-PLEXUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  CONNECTICUT
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   06-1211921
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               129 RESERVOIR ROAD
                           VERNON, CONNECTICUT 06066
                                 (860) 870-6112
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               RICHARD L. HIGGINS

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                BIO-PLEXUS, INC.
                               129 RESERVOIR ROAD
                           VERNON, CONNECTICUT 06066
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            WALTER W. SIMMERS, ESQ.
                               PEPE & HAZARD LLP
                                 GOODWIN SQUARE
                               225 ASYLUM STREET
                        HARTFORD, CONNECTICUT 06103-4302
                            ------------------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF              AMOUNT TO             OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
   SECURITIES TO BE REGISTERED        BE REGISTERED(1)          PER SHARE(2)               PRICE              REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par
value............................        3,500,000                 $5.75                $20,125,000                $5,595
---------------------------------------------------------------------------------------------------------------------------------
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

(1) Represents shares issuable upon conversion of debentures (and interest accrued thereon) in the original aggregate principal amount of $2,500,000 and 500,000 shares issuable upon exercise of warrants each issued by the Registrant to certain institutional investors in a private placement transaction. See "Selling Stockholders" for a description of certain assumptions made by the Registrant to determine the number of shares of Common Stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of Common Stock issued either as a result of the provisions of the debentures or warrants pursuant to which the Common Stock will be issued or by reason of a reduction in the conversion price of the debentures or exercise price of the warrants in accordance with the respective terms thereof are deemed to be registered herewith.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for the Registrant's Common Stock on the Nasdaq SmallCap Market on May 25, 1999, and the maximum aggregate offering price of $20,125,000 is the product of $5.75 and the number of shares of the Registrant's Common Stock being registered hereby.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement on Form S-3 (Registration No. 333-79671) (the "Registration Statement") of Bio-Plexus, Inc. (the "Company") registers 3,500,000 shares of Common Stock for resale by the holders thereof. Such shares represent (i) 816,993 shares of Common Stock (the "Conversion Shares") issuable upon the conversion of the $2,500,000 original aggregate principal amount of 6% Convertible Debentures due 2004 (the "Debentures") issued in a private placement in April, 1999 (the "April Offering"), (ii) an additional indeterminate amount of shares of Common Stock (the "PIK Shares") that may be issued as interest accrued on the Debentures, (iii) 500,000 shares of Common Stock issuable upon the exercise of warrants issued in the April Offering, and (iv) additional shares of Common Stock that may be issued as a result of adjustments to the Debentures and Warrants in amounts agreed upon between the Company and the selling stockholders. The number of Conversion Shares is not currently calculable and cannot be calculated until conversion of the Debentures, because it is based on a conversion price that is equal to the lesser of (a) a "Fixed Conversion Price" of initially $3.06 per share and subject to adjustments, or
(b) a "Floating Conversion Price" calculated based on the average of the five lowest closing prices during the thirty-five trading days preceding the date of conversion. The number of shares issuable upon such conversion will vary inversely with the market price of the Common Stock. However, for purposes of calculating the number of shares of Common Stock included in this Registration Statement, we have determined by agreement with the selling stockholders to register that number of shares which represent 200% of the Conversion Shares and Warrant Shares issuable on the closing date of the April Offering or the date this Registration Statement is initially filed with the Securities and Exchange Commission whichever produces the greatest number of registrable securities. The Company calculated the number of Conversion Shares based on an assumed conversion price of $2.00, which represents the Floating Conversion Price in effect on April 21, 1999, the closing date of the April Offering. The actual number of shares of Common Stock issuable upon conversion of the Debentures could be materially more or less than the number of shares registered hereunder. All of the Conversion Shares will be sold for the accounts of the selling stockholders and the Company will receive no proceeds therefrom.

                   SUBJECT TO COMPLETION, DATED JUNE 23, 1999


PROSPECTUS

                                BIO-PLEXUS, INC.
                                3,500,000 SHARES
                                  COMMON STOCK
                            ------------------------


     On behalf of certain selling stockholders of Bio-Plexus, Inc., we are registering for resale up to 3,500,000 shares of our common stock, without par value. See "Selling Stockholders" for more information. We will not receive any proceeds from the resale of these shares by the selling stockholders. The shares that we are registering consist of:



          (i) 816,993 shares to be issued upon conversion of the $2,500,000 original aggregate principal amount of Bio-Plexus' outstanding 6% Convertible Debentures due 2004. The debentures were issued in a private offering in April, 1999;



          (ii) an additional indeterminate amount of shares of common stock that may be issued as interest accrued on the debentures;



          (iii) 500,000 shares of common stock to be issued upon the exercise of warrants issued by Bio-Plexus in the April private offering; and



          (iv) additional shares of common stock that may be issued as a result of adjustments to debentures and the warrants in amounts agreed upon by Bio-Plexus and the selling stockholders.



     The number of shares of common stock offered for resale by this prospectus will be determined by formulae found in the debentures and a related registration rights agreement. See "Selling Stockholders" for more information. This number is subject to adjustment and could be materially more or less than the estimate depending on a variety of factors. Some of these factors are outside the control of Bio-Plexus, including, without limitation, the future market price of the common stock and the decision of the holders of the debentures as to when and in what amounts to convert their debentures. The estimate set forth in this prospectus is not a prediction as to future market price of the common stock or when and in what amounts holders will elect to convert their debentures. See "Risk Factors -- Effect of Conversion of the Debentures". The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants could be materially more or less than the number of shares registered hereunder.



     We will deliver this prospectus to purchasers upon resale of the above-described shares of common stock as required by applicable law or the regulations of the United States Securities and Exchange Commission ("SEC"). The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the shares until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted.



     The selling Stockholders have not engaged an underwriter to sell the shares. However, the selling stockholders have advised us that they may offer the shares registered under this prospectus to purchasers from time to time in transactions taking place on the Nasdaq SmallCap Market, in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale. The shares will be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholders may sell these shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with the sales of the shares.

     The Bio-Plexus common stock is traded on the Nasdaq SmallCap Market under the symbol "BPLX." On May 25, 1999, the closing bid price of the common stock as reported on the SmallCap Market of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") was $5.4375 per share. As of May 28, 1999 there are 13,509,081 shares of common stock issued and outstanding.


     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED CAREFULLY AND ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Prospectus is                , 1999.

                                BIO-PLEXUS, INC.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
THE COMPANY.................................................    1
RISK FACTORS................................................    4
USE OF PROCEEDS.............................................    8
SELLING STOCKHOLDERS........................................    9
PLAN OF DISTRIBUTION........................................   11
LEGAL MATTERS...............................................   12
EXPERTS.....................................................   12
WHERE YOU CAN OBTAIN MORE INFORMATION.......................   12
INCORPORATION BY REFERENCE OF CERTAIN INFORMATION...........   13

                                    SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information that you should consider before investing in the common stock.



     You should read the entire prospectus carefully. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our common stock involves a high degree of risk. This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "intend," "plan," "future," "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this Prospectus, including those explained below and in our other SEC filings such as our Form 10-K for the fiscal year ended December 31, 1998.



     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares of common stock of Bio-Plexus are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date provided on the front page of the documents. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.



     Bio-Plexus is registering for resale the shares of our common stock to be issued upon conversion of the debentures and exercise of the warrants that we issued to certain institutional investors. On April 21, 1999, we negotiated a private placement offering of up to $4,500,000 aggregate principal amount 6% Convertible Debentures due 2004 pursuant to a Subscription Agreement dated as of April 27, 1999 and executed by the selling stockholders, to initially purchase $2,500,000 aggregate principal amount of debentures. The debentures accrue interest at the rate of 6.0% per annum, payable quarterly in arrears, and the interest is payable either in cash or in the issuance of additional debentures, at our option. The debentures are convertible at any time at the option of the holders into shares of common stock, at a conversion price that is equal to the lesser of (a) a "Fixed Conversion Price" of initially $3.06 per share and subject to adjustments, or (b) a "Floating Conversion Price" calculated based on the average of the five lowest closing prices during the thirty-five trading days preceding the date of conversion. The debentures may be wholly or partially redeemed at our option for an amount not to exceed 130% of the face value plus accrued and unpaid interest at any time after the date of issuance. We and the selling stockholders have limited put and call options, respectively, for additional debentures. The private placement offering also included the warrant to purchase 500,000 shares of common stock at an exercise price of $3.38 per share subject to certain adjustments. The imputed interest rate on the debt will be significantly higher than the stated rate due to the value of the warrants. Additionally, we will incur a material charge in the second quarter for the beneficial conversion feature of the securities.


                                  THE COMPANY


     Bio-Plexus, Inc. was incorporated under the laws of the State of Connecticut in September 1987 for the purpose of designing, developing, manufacturing and selling safety medical products. Our executive offices and manufacturing facility are located at 129 Reservoir Road, Vernon, Connecticut 06066, and our telephone number is (860) 870-6112.


     We are engaged principally in the design, development and manufacture of safety medical products used by healthcare professionals. Our initial products have been safety blood collection needles and related accessory products that are marketed under the Punctur-Guard(R) and Drop-It(R) trade names. The safety blood collection needle utilizes a patented technology that greatly reduces the risk of accidental needlesticks by internally blunting the needle prior to removal from the patient. Our primary focus has been the design, development, testing and evaluation of our safety blood collection needle, and the design and development of the molds, machinery and systems used to manufacture the blood collection needle. More recently, we have focused our efforts on developing strategic partnerships with major healthcare companies in order to assist with the development and expansion of our product lines.


     The Bio-Plexus Punctur-Guard(R) blood collection needle is a patented safety needle which reduces the risk of accidental needle sticks through a self-blunting mechanism. The Punctur-Guard(R) needle is the only safety needle on the market which is activated prior to its removal from the patient, eliminating exposure to a contaminated needle. Our first Punctur-Guard(R) product was a safety blood collection needle. The Company manufactures and sells three varieties of safety blood collection needles, two types of needle holders and a needle disposal container. The blood collection needle is similar in appearance, size, performance and general operation to standard blood collection needles, and works with substantially all standard blood collection accessories.


     The blood collection needle assembly consists of a mechanically activated, hollow, internal cannula with a blunt end, called a blunting member, placed within a blood collection needle. The blunting member advances through the needle by applied mechanical pressure. When the needle is inserted into the patient, the blunting member is in its retracted position. Prior to removing the needle from the patient, the operator applies slight additional forward force to the blood collection tube, allowing the blunting member to advance forward and lock into place beyond the needle's tip. The blunting member does not cause any additional patient discomfort, and because it is hollow, fluids flow through the needle in the same manner as through standard blood collection needles.

     In addition to our blood collection needles, we manufacture needle holders and needle disposal containers. The Drop-It(R) product line consists of the Drop-It(R) Quick Release Needle Holder and Drop-It(R) Needle Disposal Container. These products are designed to work in conjunction with the blood collection needle to increase the ease-of-use for the healthcare professional. The needle holder features simple one-handed disposal of a needle, with a push button for quick release. The needle can also be automatically released when used with the Drop-It(R) Needle Disposal Container.

     The Drop-It(R) Needle Disposal Container is a one-quart, tray-mountable container. The container offers fast, one handed needle disposal with push button or automatic release when used with a Drop-It(R) Quick Release Needle Holder. It offers temporary and permanent locking tabs, is injection molded for uniform thickness, and meets OSHA Standards for needle disposal containers. The Company also developed and manufactures a standard needle holder which can be used with both Punctur-Guard(R) and standard blood collection needles.


     Bio-Plexus has received both ISO 9002 and EN 46002 certifications. ISO 9002 is a general international standard for quality assurance in production, installation and servicing. EN 46002 provides particular quality system requirements for suppliers of medical devices that are more specific than the general requirements specified in ISO 9002. We also label our products with the CE Mark, which indicates that we are following Medical Device Directives in Europe which include the standards set forth under ISO 9002 and EN 46002.



     From the latter part of 1996 to the present, we have focused our efforts on establishing joint venture agreements on one or more of our major product lines. We have entered into a Development and License Agreement and a Supply Agreement with Johnson & Johnson Medical ("JJM") of Arlington, Texas. Under the terms of the original agreements, we would develop and manufacture safety needle assemblies for JJM utilizing our self-blunting technology, which will be used by JJM, under an exclusive worldwide license granted by us, to manufacture and sell a new safety intravenous catheter.


     In recent years, we have entered into additional strategic partnerships, namely:

     - a distribution agreement with Fisher HealthCare of Houston, Texas, the second largest operating unit of Fisher Scientific. Fisher Scientific is one of the world leaders in serving science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries. The distribution agreement allows Fisher HealthCare to purchase and distribute all of the Bio-Plexus blood collection products.

     - a non-exclusive supply and distribution agreement for the United States and Canada with Graphic Controls Corporation, a subsidiary of Tyco and a major supplier of needle disposal containers in the United States. The agreement allows Graphic Controls to purchase and distribute Bio-Plexus Drop-It(R) Needle Disposal Containers and Drop-It(R)Quick Release Needle Holders.


     - an exclusive License Agreement and Design, Development and Asset Transfer Agreement for a safety Peripherally Inserted Central Catheter ("PICC") introducer with TFX Medical ("TFX"), a division of Teleflex Incorporated, the industry's dominant supplier of PICC introducers. The License Agreement includes certain minimum annual volume requirements and ongoing royalties on the sale of PICC introducer catheters featuring Punctur-Guard(R) technology. Under the Design, Development and Asset Transfer Agreement, we will design and develop safety needle assemblies to be used with the TFX peelable catheter, and will modify existing manufacturing equipment to be transferred to TFX pursuant to the terms and conditions of the agreement.

                                  RISK FACTORS


     You should consider carefully the following Risk Factors, as well as the other information contained in this prospectus, in evaluating an investment in the common stock on Bio-Plexus. An investment in the shares of common stock offered by this prospectus involves a high degree of risk. The risks described below and elsewhere in this prospectus are not intended to be an exhaustive list, but merely identify certain risks that are now foreseen by Bio-Plexus. These risk factors should be read in conjunction with the public disclosure documents which are incorporated in this prospectus by reference.


HISTORY OF LOSSES/UNCERTAIN PROFITABILITY


     We have experienced annual operating losses and negative operating cash flow since our incorporation in 1987. For the three months ended March 31, 1999, we had net income of approximately $3,000. As of March 31, 1999, we had an accumulated deficit of approximately $63 million. There can be no assurance that Bio-Plexus will be profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" in Bio-Plexus' Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.



NEED TO REDUCE MANUFACTURING COST PER NEEDLE


     We continue to improve and refine our manufacturing processes. For us to be successful, we must manufacture and sell sufficient quantities of blood collection needles and other products under rigorous quality control standards at a reasonable cost. Failure to produce and sell sufficient quantities of products, at a cost per product sufficiently below our selling price, while meeting appropriate quality control standards, could have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects.


FLUCTUATIONS IN OPERATING RESULTS



     We have experienced significant quarterly fluctuations in operating results and anticipate that such fluctuations may occur in the future. Quarterly revenues depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Bio-Plexus generally ships orders as received and, as a result, typically has little or no backlog. In addition, one-time payments or periodic payments from our strategic partners also cause the operating results to fluctuate.


UNCERTAIN MARKET ACCEPTANCE

     The use of safety medical products, including safety needles, is relatively new. Although the market for needles is large and safety needle legislation has passed in several states, actual sales of our products may be much less than the market's potential. Market acceptance of our products will depend in large part upon our ability to demonstrate the operational advantages, safety and cost effectiveness of our blood collection needle compared to both standard and other safety needles. The higher cost of our products may be an impediment to market acceptance, and there can be no assurances that our products will achieve full market acceptance.

NEED FOR GREATER MARKET PENETRATION

     Sales of our products are currently significantly below the levels required to achieve profitability. Failure to achieve a timely and significant increase in sales may have a substantial adverse effect on our business, assets, liabilities, financial condition, operations or prospects.

DEPENDENCE ON A SINGLE TECHNOLOGY

     Our strategy is to develop a series of safety needles and related products based upon our patented internal blunting cannula structure. This narrow focus on a particular product line and technology makes us vulnerable to the development of superior competing products and changes in technology which could eliminate the need for our products. While we believe there will be no significant change in the need for, or the desirability of, our products in the foreseeable future, there can be no assurance that such changes will not occur.

ABILITY TO MANAGE GROWTH

     We intend to pursue our current strategy of expanding production capabilities, while reducing production costs, and devoting substantial resources to other areas, such as the research and development of new products. Failure to properly manage growth could have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects.

DEPENDENCE ON KEY SUPPLIERS


     We purchase our needle cannula from a single supplier located in a foreign country. In addition, certain other components of our blood collection needles are each manufactured by separate single major suppliers. We own or otherwise control the molds used by such suppliers to manufacture the component parts of our needles and could establish alternative manufacturing arrangements if necessary. However, certain of such components have lead times of several months, and changes in suppliers would disrupt production schedules which could have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects. Bio-Plexus is subject to the risks of both increased supplier prices and unfavorable exchange rate fluctuations. Recently, we have not experienced any significant cost increases as a result of these risks.


DEPENDENCE ON CONTINUED RESEARCH AND DEVELOPMENT


     Our ability to continue to develop additional applications and products using our patented internal blunting cannula structure may be important to the longer-term success of Bio-Plexus. The investment of significant additional capital or other resources may be required to meet these continuing challenges. There can be no assurance that any of such applications or products will be developed or, if developed, that they will be successful. There can be no assurance that the development of future products will be completed, that clinical trials of such products, when and if undertaken, will be successful, or that there will be a significant demand for such products if development is completed.


DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS


     Our future success depends in part on our ability to maintain the proprietary nature of our technology through a combination of patents and other intellectual property protection devices. We have been granted three patents in the U.S. and in a number of foreign countries, and have pending applications for our self-blunting safety needle in the U.S. and in a number of foreign countries. We believe such patents will be sufficient to protect the structure and design of our current and proposed products. However, there can be no assurance that the protection provided by such patents will be broad enough to prevent competitors from introducing similar devices or that such patents, if challenged, will be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce our patents or defend us from patent infringement suits, would be expensive, and if it occurs, could divert our resources from other planned uses. Further, any adverse outcome in such litigation could have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures which differ from those in the United States. Patent protection in such countries may be different from patent protection provided by U.S. laws and may not be as favorable to us. We also attempt to protect our proprietary information by limiting access to our facilities and by requiring the execution of a confidentiality agreement by any person (including contractors and Bio-Plexus employees) receiving proprietary information. There can be no assurance that our program of patent protection, confidentiality agreements and restricted access to our facilities will be sufficient to protect our proprietary technology from competitors nor whether we will be able to secure patents on any future products.


COMPETITION

     The blood collection needle market is highly competitive. The leading manufacturers of standard needles are Becton-Dickinson and Company, Sherwood Medical Company, Inc., a subsidiary of American Home Products Corporation, and Terumo Medical Corporation of Japan. Becton-Dickinson, as well as numerous other smaller companies, also manufacture safety needles that use plastic sleeves or shields as protective devices. Our safety needles compete with both standard and safety needles. We believe that the Punctur-Guard(R) blood collection needle is superior in design, quality and convenience of use to all other safety needles on the market today and can compete effectively against safety and standard needles. However, there can be no assurance that our products will be able to compete successfully with the products of these other companies for the following reasons:



     - many of our competitors have longer operating histories and are substantially larger, better financed and better situated in the market than us;



     - some of these larger competitors have the potential marketing advantage of being able to offer multiple products to our current or prospective customers;



     - such competitors may use their economic strength or market position to influence the market;



     - one or more of these competitors could also improve their current products or develop new products which may compete more effectively with our products;



     - new competitors may arise and may develop products which compete with our products; and



     - new technologies may arise which could lower or eliminate the demand for our products.



NEED FOR ADDITIONAL FUNDS



     Future funds may be needed to be raised before we achieve profitability. The amount of such funds will vary based upon a number of factors including --



     - the level of sales of current products,



     - the commercial introduction of new products,



     - changes in business plan, and



     - other unforeseeable events.



Such funds may not be available or may not be available on terms acceptable to us. The lack of additional funds when needed could have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects. Furthermore, the issuance of additional shares of capital stock could also be dilutive to investors in Bio-Plexus.



PRODUCT LIABILITY EXPOSURE



     As a manufacturer and seller of medical devices we face an inherent business risk of exposure to product liability claims in the event of product failure or claim of harm caused by product operation. We are not aware of any claim against us based upon the use or the failure of Bio-Plexus blood collection needles. However, there can be no assurance that material product liability losses will not occur in the future. In addition, if any of our products prove to be defective, we may be required to recall such products. Bio-Plexus maintains product liability insurance against any such claims in amounts we believe to be adequate. There can be no assurance that if we are found liable, the claim will not exceed the limits of our insurance. There is also no assurance that we will be able to continue to obtain product liability insurance on acceptable terms or at all. A successful products liability claim brought against us in excess of available insurance coverage or a product recall could have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects.


DEPENDENCE ON KEY PERSONNEL


     Bio-Plexus believes that its ability to successfully implement its business strategy and to operate profitably depends upon the skills, experience and efforts of our executive officers and certain marketing and technical people. We are particularly dependent upon the efforts and abilities of Richard L. Higgins, our President, and Thomas K. Sutton, our Executive Vice President. If Messrs. Higgins and Sutton or any of our other key personnel became unable or unwilling to continue in their present positions, our business, assets, liabilities, financial condition, operations or prospects could be materially adversely affected. We do not have employment agreements with either Messrs. Higgins or Sutton.



IMPACT OF GOVERNMENT REGULATION ON BIO-PLEXUS' OPERATIONS


     Government regulation is a significant factor in the development and marketing of our products and in our ongoing manufacturing and research and development activities.


     Our blood collection needle is a Class II device under the regulatory structure of the Federal Food, Drug, and Cosmetic Act which is administered by the United States Food and Drug Administration (the "FDA"). We are free to market and sell the Punctur-Guard(R) blood collection needle subject to ongoing regulatory controls by the FDA. Among other things, the FDA requires that we adhere to certain "Good Manufacturing Practices" regulations which include validation testing, quality assurance, quality control and documentation procedures. Our facilities are also subject to periodic inspections. In addition, performance standards may be adopted for blood collection needles which our product would then be required to meet. Failure to meet those standards would require us to discontinue the marketing of the product. Furthermore, future regulations may be imposed which might have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects and/or one or more of our products. Finally, since the FDA continually regulates and inspects medical devices and their manufacture, any actual or potential product failure could result in the imposition of administrative and/or judicial sanctions, including product recall, which might have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects.


     The Company cannot predict the time period in which the FDA will act on new product submittals. FDA action may take longer than we anticipate, affecting product introductions. In addition, future regulations could impose greater limitations and controls on our products. There is no assurance that FDA approval for a particular product will be granted.

     Distribution of our products in countries other than the United States may be subject to foreign regulation. There can be no assurance that we will be able to obtain the approvals necessary to market our products outside of the United States.

POTENTIAL VOLATILITY OF STOCK PRICE


     The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of the publicly traded Bio-Plexus common stock, similar to that of the common stock of other bio-technology companies, may be highly volatile. Factors which may have a significant effect on the market price of our common stock and may cause it to fluctuate dramatically include --



     - fluctuations in Bio-Plexus' operating results,


     - changes in actual earnings or in earnings estimates by analysts,

     - government regulation,

     - general conditions in the medical products and/or healthcare markets,

     - recessionary cycles,

     - changing interest rates,

     - our announcements of technological developments,

     - our competitors' announcements of technological developments, and

     - other events largely outside our control.

DIVIDENDS


     Bio-Plexus has not paid dividends since its inception. We currently intend to retain any earnings to support our growth strategy and do not anticipate paying any dividends on the common stock in the foreseeable future.


ANTI-TAKEOVER PROVISIONS

     The Connecticut Business Corporation Act contains certain provisions that may have the effect of discouraging unsolicited takeover bids from third parties.

STRATEGIC PARTNERS


     Our future success may depend on our ability to secure strategic partners for the development, manufacture and marketing of our products. In January 1997, we entered into a long-term partnership with Johnson & Johnson Medical, Inc. ("JJM") for the development of a new safety intravenous catheter using our Punctur-Guard(R) technology. Pursuant to that agreement, JJM has been granted the worldwide license to market and sell the catheter developed under that agreement. In April 1998, the agreement was amended to, among other things, transfer manufacturing of the safety needle assemblies to JJM.



     In October 1998, we entered into an agreement with TFX Medical ("TAX"), a division of Teleflex Incorporated, for the development and production of a PICC Introducer Catheter featuring our Punctur-Guard(R) technology. Pursuant to that agreement, Bio-Plexus will design and develop safety needle assemblies to be used with the TFX Peelable Catheter, and will modify existing manufacturing equipment to be transferred to TFX pursuant to the terms and conditions of the agreement.


     We are currently negotiating with several other potential strategic partners. However, we are not certain that we will be able to secure additional strategic partnerships for our products on terms favorable to us.

EFFECT OF CONVERSION OF THE DEBENTURES


     Depending upon the date on which the debentures are converted, the number of shares to be issued under the debentures to the selling stockholders could represent a significant percentage of the outstanding shares of common stock. We cannot predict the effect that future sales of such common stock or the sale of shares of common stock after this offering in the public market will have on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could materially adversely affect the market price of the Bio-Plexus common stock.



POTENTIAL DELISTING FROM THE NASDAQ STOCK MARKET



     Although our common stock is traded on the Nasdaq SmallCap Market, there is no assurance that the common stock will continue to be included in such market, or that an active market for such stock will exist. The requirements for continued listing on the Nasdaq SmallCap Market include that we maintain net assets of at least $2.0 million. As of March 31, 1999 we were in compliance with such requirements. However, additional funding sources may be necessary to maintain the Nasdaq minimum net asset requirements over the next several months. The delisting of our stock from the Nasdaq SmallCap Market could cause disruption in trading of the common stock, and would have a material adverse effect on our business, assets, liabilities, financial condition, operations or prospects. There is no assurance any potential future financing will be successful.


                                USE OF PROCEEDS


     The proceeds from the sale of the shares are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares from the selling stockholders. However, we will receive certain cash consideration if any of the selling stockholders exercises its respective warrant. We intend to use any cash proceeds that we receive from exercise of the warrants for working capital purposes. We will pay all of the costs of the registration of the shares of common stock registered under this prospectus (other than selling commissions). See "Selling Stockholders" for additional information.


                              SELLING STOCKHOLDERS


     The following table sets forth information with respect to the selling stockholders, the shares of common stock beneficially owned by the selling stockholders, and the shares of common stock issuable upon conversion of the debentures and exercise of the warrants, which shares we have agreed to register for resale by the selling stockholders. Except as otherwise disclosed in this prospectus, the selling stockholders neither have nor within the past three years had any position, office or other material relationship with Bio-Plexus or any of our affiliates. Because the selling stockholders may offer all or a portion of the shares of common stock registered hereby pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling stockholders after such sales.


                                                          NUMBER OF
                                                         SHARES OWNED     PERCENTAGE      NUMBER OF
                                                            BEFORE            OF        SHARES OFFERED
NAME OF SELLING STOCKHOLDER                             OFFERING(1)(2)     CLASS(3)       HEREBY(4)
---------------------------                             --------------    ----------    --------------
Leonardo, L.P. .......................................     368,758           2.7%           980,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

AG Super Fund International Partners, L.P. ...........      52,680             *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

Ramius Fund, Ltd. ....................................     131,699             1%           350,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

GAM Arbitrage Investments, Inc. ......................      52,680             *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

Raphael, L.P. ........................................      52,680             *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

AGR Halifax Fund, Ltd. ...............................     658,497           4.6%         1,750,000
c/o Ramius Capital Group, LLC
757 Third Avenue, 27th Floor
New York, NY 10017
Attn: Jeffrey M. Solomon

---------------
 *  Indicates less than 1 percent.


(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of our common stock that are to be issued upon conversion of the debentures and exercise of the warrants, to the extent that such securities are currently exercisable within 60 days of May 28, 1999, are treated as outstanding for computing each selling stockholder's percentage ownership of shares of our common stock.



(2) Assumes that all of the shares of common stock registered under this prospectus are resold pursuant to this prospectus and that the selling stockholders will not hold any other shares of common stock.



(3) Beneficial ownership is determined as of May 27, 1999 and with regard to the holders of the debentures, is based on a conversion price equal to $3.06 (which is the conversion price in effect on such date). Assumes conversion of all of the debentures and exercise of all the Warrants.



(4) Represents 200% of the number of shares of common stock that would have been issued upon conversion of the debentures and 200% of the number of shares of common stock that would have been issued to the selling stockholders upon exercise of their warrants to purchase common shares as of April 21, 1999, the closing date of the April private placement offering. The actual number of shares registered and offered under this prospectus were determined by agreement between Bio-Plexus and the selling stockholders. The actual number of Shares to be issued upon conversion of the debentures, as interest on the debentures, or upon exercise of the warrants cannot be determined at this time because that number depends on (a) closing bid prices of the common stock prior to conversion and (b) certain antidilution adjustments.



(5) Under the Registration Rights Agreement (included as Exhibit 10.25 to the Registration Statement on Form S-3 -- See "Exhibits" and "Where You Can Obtain More Information" for more information), we agreed to register certain shares of common stock for resale by the selling stockholders from time to time in the public market or in privately-negotiated transactions. We will prepare and file such amendments and supplements to the registration statement and accompanying prospectus as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, to keep it effective until the earlier of three years from the effective date or the date on which the shares covered by the registration statement have been sold or may be sold without restriction pursuant to Rule 144 of the Securities Act.



(6) There are several limitations on the number of shares that we are required to issue upon conversion of the debentures:



          (i) Bio-Plexus is not required to issue upon conversion of the debentures, in the aggregate, more than a number of shares of common stock equal to 19.99% of the number of shares of common stock outstanding on the date of issuance.



          (ii) No holder of debentures covered by this prospectus may convert such debentures if the conversion would cause that holder to beneficially own more than 5% of Bio-Plexus' Common Stock (other than shares deemed to be beneficially owned through the conversion right in the debentures owned by such selling stockholder, except upon 61 days prior notice to Bio-Plexus).



          (iii) For the first 30,000 shares of Bio-Plexus' common stock traded on Nasdaq on any conversion date, the holders of the debentures may only convert the debentures into shares of common stock equal to 25% of Bio-Plexus' trading volume on Nasdaq.


(7) Angelo, Gordon & Co., L.P. is the trading manager of Leonardo, L.P., GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P. and Ramius, L.P. (the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by the Angelo Gordon Entities.

                              PLAN OF DISTRIBUTION


     The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time:


     - in transactions in the Nasdaq SmallCap Market System, in negotiated transactions, or by a combination of these methods;

     - at fixed prices that may be changed;

     - at market prices prevailing at the time of the resale;

     - at prices related to such market prices; or

     - at negotiated prices.


     At the date of this prospectus, the selling stockholders have not entered into any underwriting arrangements. The selling stockholders may sell the shares registered under this prospectus to or through:


     - ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;


     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;



     - "at the market" to or through market makers or into an existing market for our common stock;


     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - in privately negotiated transactions;

     - to cover short sales; or

     - any combination of the foregoing.


     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered under this prospectus. The pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. Once transferred, pledged, donated or assigned by the selling stockholders, the number of shares of common stock registered under this prospectus will decrease. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus. In addition, a selling stockholder may, from time to time, sell short shares of common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of common stock offered hereby may be used to cover such short sales.



     A selling stockholder may enter into hedging transactions with broker-dealers. Broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders, including, without limitation, in connection with distributions of the common stock by the broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling stockholder also may loan or pledge the shares of common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.



     Broker, dealers, underwriters or agents participating in the distribution of the shares of common stock registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares of common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any of the selling stockholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling stockholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares registered under this prospectus.



     We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and certain related persons against any losses, claims, damages or liabilities under the Securities Act of 1933 or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission in stating a material fact under this registration statement or prospectus. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.


                                 LEGAL MATTERS


     The validity of the securities offered hereby have been passed upon for our company by Pepe & Hazard LLP, Hartford, Connecticut.


                                    EXPERTS


     The audited financial statements included in this prospectus have been audited by various independent accountants. The firms and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.


                     WHERE YOU CAN OBTAIN MORE INFORMATION

     We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may inspect such reports, proxy statements, information statements and other information concerning us at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov), which contains the reports, proxy statements, information statements and other information that we file electronically with the SEC.


     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, with respect to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, because certain parts are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved. Each such statement is deemed qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     We incorporate by reference in this prospectus and encourage you to read the following documents that we have filed with the SEC (File No. 0-24128) pursuant to the requirements of the Securities Exchange Act of 1934:



          (1) Our Registration Statement on Form 8-A filed with the Commission on March 13, 1997 registering the Common Stock of the Company under Section 12(g) of the Securities Exchange Act of 1934, as amended;


          (2) Our Annual Report on Form 10-K for the year ended December 31,
     1998;

          (3) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

          (4) Our Current Report on Form 8-K dated April 30, 1999;


          (5) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 13, 1994, including any amendments or reports filed for the purpose of updating the description;



          (6) All documents that we subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to termination of the offering of shares of our Common Stock for resale as described in this Prospectus. We also incorporate by reference as part of this Prospectus and encourage you to read all reports and other documents that we have filed (or will file) with the SEC under the Securities Exchange Act of 1934, that are after the date of this Prospectus and before the termination of the offering of the shares registered under this prospectus.



     You should understand that, if any statement contained in a report or document that is incorporated by reference in this prospectus is supplemented, modified or superseded, then the later filed report or document will supplement, modify or supersede the statements contained in this Prospectus.



     We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of that person, a copy of any and all documents incorporated by reference in this prospectus (not including, however, the exhibits to those documents unless those exhibits are specifically incorporated by reference in such documents). Requests should be sent to the attention of the Secretary of Bio-Plexus, at 129 Reservoir Road, Vernon, Connecticut 06066 or you may call and ask for the Secretary at (860) 870-6112.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The estimated cumulative expenses of this registration of shares of common stock for resale by the selling stockholders, all of which are to be paid by the registrant in connection with the issuance and distribution of the shares being registered, are estimated as follows:


                                                              AMOUNT
                                                              -------
Registration Fee -- SEC.....................................  $ 5,595(1)
Nasdaq SmallCap Market Listing Fee..........................    7,500
Accounting Fees and Expenses................................   10,000*
Legal Fees and Expenses (including Blue Sky)................   20,000*
Printing and engraving expenses.............................    5,000*
Miscellaneous...............................................    2,000*
Total.......................................................  $50,095

---------------
 *  Estimated


(1) Registration fee paid upon the initial filing of this registration statement.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We maintain directors' and officers' liability insurance with policy limits as are reasonable and customary for our industry. The policy covers losses arising from, among other things, claims of breach of duty, neglect, error, alleged misstatement, misleading statement or omission by the directors and officers in their capacity as such. Payment for loss would be made to or on our behalf where we are required or permitted to indemnify directors or officers for covered losses pursuant to statutory of common law, our Certificate of Incorporation, as amended, or Bylaws, as amended, or by agreement. The policy provides for retentions at various limits.

     We hereby incorporate by reference Sections 33-771, 33-772, 33-774 and 33-776 of the Connecticut Business Corporation Act as follows:

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-771 PROVIDES IN PART:

          (a) Except as provided in subsection (d) of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

          (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (B) of subdivision (2) of subsection (a) of this section.

          (c) The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (d) A corporation may not indemnify a director under this section: (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

          (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-772 PROVIDES:

     Unless limited by its certificate of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-774 PROVIDES:

     Unless a corporation's certificate of incorporation provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:
(1) The director is entitled to mandatory indemnification under section 33-772, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in section 33-771 or was adjudged liable as described in subsection (d) of said section, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-776 PROVIDES IN PART:

     Unless a corporation's certificate of incorporation provides otherwise:

          (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under section 33-772, and is entitled to apply for court-ordered indemnification under section 33-774, in each case to the same extent as a director.

          (3) Notwithstanding subdivision (4) of this section, a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by contract, its certificate of incorporation, bylaws, or general or specific action of its board of directors, each of which may delegate to its general counsel or other specified officer or officers the ability to authorize such indemnification and the responsibility to determine whether any conditions to such indemnification or advance of expenses have been established.

ARTICLE IX OF THE REGISTRANT'S BYLAWS PROVIDES:

        The Corporation shall indemnify shareholders, directors, officers, employees and agents of the Corporation to the maximum extent permitted by the Stock Corporation Act of the State of Connecticut. Expenses of a party which may be indemnifiable under the Stock Corporation Act incurred in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding as authorized by the Board of Directors upon agreement of the eligible party to repay such amount if he is later found not entitled to be indemnified by the Corporation under the Stock Corporation Act.

     Effective January 1, 1997, the Stock Corporation Act of the State of Connecticut was been repealed, superseded by the Business Corporation Act of the State of Connecticut.

     In addition, the Registrant maintains directors' and officers' liability insurance policies.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     See Exhibit Index included immediately preceding the Exhibits to this registration statement, which is incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.  The Company hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in this registration statement.


     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Bio-Plexus hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employer benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bio-Plexus pursuant to the indemnification provisions described herein, or otherwise, Bio-Plexus has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bio-Plexus of expenses incurred or paid by a director, officer or controlling person of Bio-Plexus in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, Bio-Plexus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vernon, Connecticut on the 23rd day of June 1999.


                                          BIO-PLEXUS, INC.

                                          By:    /s/ RICHARD L. HIGGINS

                                            ------------------------------------
                                                     Richard L Higgins
                                                       President and
                                                  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                      TITLE                      DATE
                   ---------                                      -----                      ----

             /s/ RICHARD L. HIGGINS               President, Chief Executive Officer     June 23, 1999
------------------------------------------------    and Director (Principal Executive
               Richard L. Higgins                   Officer)

             /s/ KIMBERLEY A. CADY                Vice President and Chief Financial     June 23, 1999
------------------------------------------------    Officer (Principal Financial
               Kimberley A. Cady                    Officer and Principal Accounting
                                                    Officer)

                /s/ DAVID HIMICK                  Director                               June 23, 1999
------------------------------------------------
                  David Himick

                /s/ HERMAN GROSS                  Director                               June 23, 1999
------------------------------------------------
                  Herman Gross

              /s/ RICHARD RIBAKOVE                Director                               June 23, 1999
------------------------------------------------
                Richard Ribakove

                                 EXHIBIT INDEX

 NO.                           DESCRIPTION
 ---                           -----------
 1.1   Form of Underwriting Agreement between Advest, Inc. and the
       Company(1)
 1.2   Form of Advest, Inc. Warrant(1)
 1.3   Form of Advest, Inc. Registration Rights Agreement(1)
 1.4   Form of Underwriting Agreement among Advest, Inc. as
       representative of the several underwriters named therein and the Company(2)
 3.1   Certificate of Incorporation of the Company, as amended(3)
 3.2   Bylaws of the Company, as amended(4)
 4.1   Loan Agreement, dated January 7, 1992, between the Company and CII(1)
 4.2   Loan Agreement dated July 27, 1993, between the Company and the CDA(1)
 4.3   Form of Unsecured Term Notes with Detachable Warrants to
       Purchase Common Stock(5)
 4.4   Loan Agreement, dated March 7, 1995, between the Company and the CDA(6)
 4.4a  Letter agreement dated March 31, 1997 between the Company and CDA(7)
 4.5   Promissory Note, dated October 28, 1994, between the Company and Victor and Margaret DeMattia(6)
 4.6   Offshore Convertible Securities Subscription Agreement dated
       January 30, 1997 between the Company and Shepherd
       Investments International Ltd., as amended by Letter
       agreement dated March 25, 1997, and as further amended by
       Letter agreement dated April 16, 1997(7)
 4.6a  Letter agreement between the Company and Ronald A. Haverl and Carl R. Sahi regarding voting of Class A Common Stock(8)
 5.1   Opinion of Pepe & Hazard LLP, Hartford, Connecticut(12)
10.1   Lease, dated March 7, 1989, between the Company and T&S
       Limited Partnership, as amended(1)
10.2   Royalty Agreement, dated November 6, 1989, between the
       Company and CII, as amended(1)
10.3   Master Lease Agreement, dated April 30, 1993, between the
       Company and Aberlyn Capital Management and its Affiliate,
       Aberlyn(1)
10.4   Purchase and Sale Agreement, as amended, for 129 Reservoir
       Road, Vernon, Connecticut, dated October 28, 1994, between the Company and Victor and Margaret DeMattia(6)
10.5   Lease, dated March 11, 1994, between the Company and Thomas
       D. Buccino d/b/a The Mill Works(1)
10.6   Marketing and Distribution Agreement dated March 16, 1995, between the Company and Allegiance(9)
10.7   1991 Long-Term Incentive Plan(9)
10.8   Stock Warrant granted by the Company to Ronald A. Haverl(9)
10.9   Stock Warrant granted by the Company to Carl R. Sahi(9)
10.10  Stock Warrant granted by the Company to Ronald A. Haverl(9)
10.11  Stock Warrant granted by the Company to Carl R. Sahi(9)
10.12  Master Equipment Lease Agreement dated as of March 8, 1995, between the Company and Financing for Science International,
       Inc.(10)
10.13  1995 Non-Employee Directors' Stock Option Plan(10)
10.14  Note and Warrant Purchase Agreement, Form of Private
       Placement Note, Security Agreement, and Form of Warrant(10)
10.15  Letter Agreement with Aberlyn Capital Management Limited
       Partnership(10)
10.16  Employment Agreement dated January 13, 1997 between the
       Company and Lucio Improta(7)

 NO.                           DESCRIPTION
 ---                           -----------
10.17  Term Sheet dated August 1, 1997 describing arrangement between the Company and Ronald Haverl(11)
10.18  Development and License Agreement dated January 28, 1997 by and between the Company and Johnson & Johnson Medical,
       Inc.(3)
10.19  Supply Agreement dated January 28, 1997 by and between the
       Company and Johnson & Johnson Medical, Inc.(3)
10.20  Term Promissory Note issued to Carl R. Sahi(3)
10.21  Warrant for shares of common stock issued to Carl R. Sahi(3)
10.22  Subscription Agreement by and among the Company and the
       Selling Stockholders(12)
10.23  Form of Debenture granted by the Company to the Selling
       Stockholders(12)
10.24  Form of Warrant granted by the Company to the Selling
       Stockholders(12)
10.25  Registration Rights Agreement by and among the Company and the Selling Stockholders(12)
23.1   Consent of Mahoney Sabol & Company, LLP(12)
23.2   Consent of PricewaterhouseCoopers LLP(12)
23.3   Consent of Pepe & Hazard LLP (included in Exhibit 5.1)(12)

---------------
 (1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's registration statement on Form S-1 filed on April 1, 1994 (File No. 33-77202).

 (2) Incorporated by reference to the similarly described exhibit filed in connection with Registrant's Amendment No. 2 to the registration statement on Form S-1 filed on September 15, 1995 (File No. 33-95554).

 (3) Incorporated by reference to the similarly described exhibits included with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-24128).

 (4) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K filed on April 13, 1998 (File No. 0-24128).

 (5) Incorporated by reference to the similarly described exhibit filed in connection with the Registrant's registration statement on Form S-1 filed on April 1, 1994 (File No. 33-77202).

 (6) Incorporated by reference to the similarly described exhibits included with the Registrant's Annual Report on Form 10-K filed on March 30, 1995 (File No. 0-24128).

 (7) Incorporated by reference to the similarly described exhibits included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on March 31, 1997 (File No. 0-24128).

 (8) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on June 30, 1997 (File No. 0-24128).

 (9) Incorporated by reference to the similarly described exhibits included with the Registrant's Amendment No. 2 to Annual Report on Form 10-K filed on June 30, 1995 (File No. 0-24128).

(10) Incorporated by reference to the similarly described exhibits included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on June 30, 1995 (File No. 0-24128).

(11) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K/A filed on April 30, 1998 (File No. 0-24128).

(12) Filed with this Registration Statement.